PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:	Robert McPherson Sr. Vice President, CFO Metals USA Holdings Corp. 713-965-0990

METALS USA REPORTS FIRST QUARTER 2008 RESULTS

April 28, 2008 – HOUSTON, TEXAS – Metals USA Holdings Corp. today announced its operating results for the quarter ended March 31, 2008. Sales revenues for the first quarter were $489.0 million, a number $26.4 million higher than the $462.6 million recorded during the first quarter 2007. Adjusted EBITDA (as defined and calculated in the attached table), a non-GAAP financial measure used by Metals USA and its creditors to monitor the performance of the business, was $40.3 million for the first quarter of 2008, $5.6 million better than first quarter 2007. The Company recognized depreciation and amortization expenses during the quarter of $5.5 million. Interest expense for the quarter was $25.1 million. Operating income, the GAAP measure that we believe is most comparable to Adjusted EBITDA, was $31.2 million for the first quarter, a number $5.7 million better than the same period last year. Net income was $3.8 million which was in line with the $3.8 million recorded for the first quarter 2007.

Lourenco Goncalves, the Company’s Chairman, President and C.E.O., stated: “Everyone is now fully aware that steel prices are increasing rapidly as mills pass along their rising costs. We saw this coming and successfully positioned Metals USA accordingly. In addition to expanded margins our results were also influenced by a 2.4% increase in shipped volume. Our customer base has demonstrated a resiliency that appears to be contrary to the economic news of the day.”

Mr. Goncalves added: “Our objective is to keep our customers well positioned versus their competitors. One of the more valuable services we provide is insight regarding future metal price and demand trends. Fortunately we are able to position our customers to be in front of the curve. Where many end users worry about physical delivery as well as price, Metals USA customers continue with business as usual knowing we have them covered.”

The Company had $334.0 million drawn under its ABL credit facility at March 31, 2008, with excess availability of $135.9 million. Net debt increased by $44.2 million during the quarter to $887.9 million on March 31, 2008 due primarily to an increase in working capital. Capital expenditures were $2.8 million for the quarter. Net cash used in operating activities for first quarter 2008 was $40.8 million. This amount represents net income for the period of $3.8 million, adjusted for costs that did not involve cash flows for the period of $6.1 million. Additionally, changes in operating assets and liabilities resulted in a cash outflow of $50.7 million for the period, an amount that was primarily attributable to increases in inventories and accounts receivables, partially offset by an increase in accounts payable.

Metals USA has scheduled a conference call for Monday, April 28, 2008 at 11:00 a.m. Eastern Time. Anyone interested in hearing the call live may gain access via the Company’s website. A replay of the call will be available approximately two hours after the live broadcast ends and will be available until approximately June 1, 2008. To access the replay, dial (888) 203-1112 and enter the pass code 4404743.

Metals USA provides a wide range of products and services in the heavy carbon steel, flat-rolled steel, non-ferrous metals, and building products markets. For more information, visit the Company’s website at www.metalsusa.com. The information contained in this release is limited and the Company encourages interested parties to read the Company’s Prospectus to our Registration Statement on Form S-4, as amended, dated January 22, 2008, and historical Form 10-K and 10-Q’s which are on file with the Securities and Exchange Commission for more complete historical information about the Company. Additionally, copies of the Company’s filings with the Securities and Exchange Commission, together with press releases and other information investors may find of benefit, can be found at the Company’s website at www.metalsusa.com under “Investor Relations.”

This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company’s control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those disclosed in the Company’s historic periodic filings with the Securities and Exchange Commission.

-Tables follow -

Metals USA Holdings Corp.

Unaudited Consolidated Statements of Operations

(In millions)

	Three Months Ended
	March 31,		December 31,
	2008	2007	2007
Revenues:
Net sales	$489.0	$462.6	$432.2
Operating costs and expenses:
Cost of sales (exclusive of operating and delivery, and depreciation and amortization shown below)	376.6	356.1	335.6
Operating and delivery	46.5	45.2	44.8
Selling, general and administrative	29.2	30.4	25.9
Depreciation and amortization	5.5	5.2	6.6
Impairment of property and equipment	—	0.2	—

Operating income	31.2	25.5	19.3
Other (income) expense:
Interest expense	25.1	19.4	23.3
Other (income) expense, net	(0.1)	(0.1)	0.1

Income before income taxes	6.2	6.2	(4.1)
Provision (benefit) for income taxes	2.4	2.4	(5.9)

Net income	$3.8	$3.8	$1.8

Metals USA Holdings Corp.

Unaudited Consolidated Balance Sheets

(In millions, except share amounts)

	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash	$22.5	$13.6
Accounts receivable, net of allowance of $8.9 and $8.3, respectively	243.4	196.8
Inventories	440.3	409.8
Deferred income tax asset	21.1	19.7
Prepayments and other	9.6	7.5

Total current assets	736.9	647.4
Property and equipment, net	192.1	202.1
Assets held for sale, net	7.9	—
Intangible assets, net	20.8	23.3
Goodwill	59.7	60.2
Other assets, net	25.2	26.0

Total assets	$1,042.6	$959.0

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$95.2	$75.5
Accrued liabilities	71.0	63.3
Current portion of long-term debt	1.6	2.3

Total current liabilities	167.8	141.1
Long-term debt, less current portion	908.8	855.0
Deferred income tax liability	62.6	67.4
Other long-term liabilities	19.8	21.1

Total liabilities	1,159.0	1,084.6

Commitments and contingencies
Stockholders' deficit:
Common stock, $.01 par value, 30,000,000 shares authorized, 14,077,500 issued and outstanding at March 31, 2008 and December 31, 2007, respectively	0.1	0.1
Additional paid-in capital	6.0	0.7
Retained earnings	(123.3)	(127.1)
Accumulated other comprehensive income	0.8	0.7

Total stockholders' deficit	(116.4)	(125.6)

Total liabilities and stockholders' deficit	$1,042.6	$959.0

Metals USA Holding Corp.

Unaudited Consolidated Statements of Cash Flows

(In millions)

	Three Months Ended March 31,
	2008	2007
Cash flows from operating activities:
Net income	$3.8	$3.8
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Impairment of property and equipment	—	0.2
Provision for bad debts	0.6	0.5
Depreciation and amortization	6.6	5.5
Amortization of debt issuance costs and discounts on long-term debt	1.4	1.1
Deferred income taxes	(2.8)	(0.4)
Stock-based compensation	0.3	3.4
Changes in operating assets and liabilities:
Accounts receivable	(47.2)	(21.2)
Inventories	(30.5)	(5.2)
Prepayments and other	(2.1)	(1.7)
Accounts payable and accrued liabilities	27.9	20.8
Other operating	1.2	1.2

Net cash (used in) provided by operating activities	(40.8)	8.0

Cash flows from investing activities:
Sale of assets	0.1	0.1
Purchases of assets	(2.8)	(5.5)

Net cash used in investing activities	(2.7)	(5.4)

Cash flows from financing activities:
Borrowings on credit facility	276.0	89.0
Repayments on credit facility	(222.5)	(86.0)
Repayments of long-term debt	(0.8)	(0.1)
Deferred financing costs	(0.3)	—
Dividends paid	—	(148.9)

Net cash provided by (used in) financing activities	52.4	(146.0)

Net increase (decrease) in cash	8.9	(143.4)
Cash, beginning of period	13.6	155.8

Cash, end of period	$22.5	$12.4

Metals USA Holdings Corp.

Unaudited Supplemental Segment and Non-GAAP Information

(In millions, except shipments)

	Three Months Ended
	March 31,		December 31,
	2008	2007	2007
Segment:

Flat Rolled and Non-Ferrous:
Net sales	$216.0	$211.5	$187.6
Operating Income	$14.9	$13.9	$7.2
Depreciation and amortization	$1.8	$0.9	$2.6
EBITDA (1)	$16.7	$14.8	$9.8
Adjusted EBITDA (2)	$16.7	$14.8	$10.8
Shipments (3)	168	168	147

Plates and Shapes:
Net sales	$249.6	$221.0	$217.0
Operating Income	$28.4	$23.5	$19.1
Depreciation and amortization	$2.4	$2.3	$2.3
EBITDA (1)	$30.8	$25.8	$21.4
Adjusted EBITDA (2)	$30.8	$25.8	$22.4
Shipments (3)	220	212	200

Building Products:
Net sales	$26.1	$34.3	$31.4
Operating Income	$(5.7)	$(1.9)	$(2.7)
Depreciation and amortization (5)	$1.3	$0.5	$0.7
EBITDA (1)	$(4.4)	$(1.4)	$(2.0)
Adjusted EBITDA (2)	$(2.5)	$(1.4)	$(1.5)
Shipments (3)	—	—	—

Corporate and other:
Net sales	$(2.7)	$(4.2)	$(3.8)
Operating Income	$(6.4)	$(10.0)	$(4.3)
Depreciation and amortization	$1.1	$1.8	$1.5
EBITDA (1)	$(5.3)	$(8.2)	$(2.8)
Adjusted EBITDA (2)	$(4.7)	$(4.5)	$(1.9)
Shipments (3) (4)	(2)	(3)	(3)

Consolidated:
Net sales	$489.0	$462.6	$432.2
Operating Income	$31.2	$25.5	$19.3
Depreciation and amortization (5)	$6.6	$5.5	$7.1
EBITDA (1)	$37.8	$31.0	$26.4
Adjusted EBITDA (2)	$40.3	$34.7	$29.8
Shipments (3)	386	377	344

(1)	EBITDA is the summation of Operating Income and Depreciation and Amortization. We believe that EBITDA is commonly used as a measure of performance for companies in our industry and is frequently used by analysts, investors, lenders and other interested parties to evaluate a company's financial performance and its ability to incur and service debt. EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the United States. The items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of operating performance or a measure of liquidity.
(2)	Adjusted EBITDA, as contemplated by our credit documents, is used by our lenders for debt covenant compliance purposes. Adjusted EBITDA is EBITDA adjusted to eliminate management fees to related parties, one-time, non-recurring charges related to the use of purchase accounting, and other non-cash income or expenses, which are more particularly defined in our credit documents and the indenture governing our notes.
(3)	Unaudited and is expressed in thousands of tons. Not a meaningful measure for Building Products.
(4)	Negative net sales and shipment information represent the elimination of intercompany transactions.
(5)	Includes depreciation expense recorded in cost of sales.

EBITDA and Adjusted EBITDA Non-GAAP Measures, Reconciliations and Explanations

EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization and is used by management, together with Adjusted EBITDA, as a measure for certain performance-based bonus plans. Adjusted EBITDA, as contemplated by our credit documents, is used by our lenders for debt covenant compliance purposes. Adjusted EBITDA is EBITDA adjusted to eliminate management fees to related parties, one-time, non-recurring charges related to the use of purchase accounting, and other non-cash income or expenses, which are more particularly defined in our credit documents and the indenture governing our notes. Our credit documents and the indenture governing our notes require us to meet or exceed specified minimum financial measures before we will be permitted to consummate certain acts, such as complete acquisitions, declare or pay dividends and incur additional indebtedness, and one of the more significant measures contained in our credit documents and the indenture governing our notes is Adjusted EBITDA.

We believe that EBITDA and Adjusted EBITDA are useful to investors because the measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles which we refer to as “GAAP,” and should not be viewed in isolation and do not purport to be an alternative to net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. There are material limitations associated with making the adjustments to our earnings to calculate EBITDA and Adjusted EBITDA and using these non-GAAP financial measures as compared to the most directly comparable U.S. GAAP financial measures. For instance, EBITDA and Adjusted EBITDA do not include:

•	interest expense, and because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue;

•	depreciation and amortization expense, and because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue; and

•	tax expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate.

Additionally, neither EBITDA nor Adjusted EBITDA are intended to be a measure of free cash flow for management’s discretionary use, as neither considers certain cash requirements such as capital expenditures, contractual commitments, interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures for other companies.

Below is a reconciliation of operating income to EBITDA and Adjusted EBITDA.

	Three Months Ended
	March 31,		December 31,
	2008	2007	2007
Operating Income	$31.2	$25.5	$19.3
Depreciation and amortization	6.6	5.5	7.1

EBITDA	37.8	31.0	26.4
Indenture defined adjustments to EBITDA:
Facility closure	1.9	—	0.5
Stock options and grant expense	0.3	3.4	0.3
Pension withdrawal liability	—	—	2.0
Management fees and other costs	0.3	0.3	0.6

Adjusted EBITDA	$40.3	$34.7	$29.8

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